EXHIBIT 99.1

CMGI ANNOUNCES FIRST QUARTER

FISCAL 2004 FINANCIAL RESULTS

Charlestown, Mass. December 8, 2003—CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2004 first quarter ended October 31, 2003.

Key Financial Metrics:

Q1 2004 Over Q4 2003

•	Total Net Revenue, Down 3%

•	Total Operating Loss, Improved 79%

•	Net Income, Up 282%

•	Non-GAAP operating loss[1], Improved 35%

First Quarter

CMGI reported net revenue from continuing operations of $94.9 million for its fiscal 2004 first quarter ended October 31, 2003. This compares to net revenue of $97.9 million for the fourth quarter ended July 31, 2003, a decrease of $3.0 million, or 3%. This decrease was primarily due to lower order volumes in the U.S. supply chain management business of the Company’s SalesLink subsidiary.

CMGI reported an operating loss from continuing operations of $7.1 million for the first quarter ended October 31, 2003, compared to an operating loss of $33.9 million for the fourth quarter ended July 31, 2003, representing a $26.8 million, or 79%, decrease in operating loss from continuing operations quarter over quarter. The fiscal 2004 first quarter operating loss from continuing operations included charges related to the amortization of stock-based compensation and depreciation totaling $2.3 million and net restructuring charges of $1.7 million. Included in the Company’s fourth quarter operating loss from continuing operations were charges related to the amortization of stock-based compensation and depreciation totaling $2.9 million, and net restructuring charges of $26.2 million. The restructuring charges in the fourth quarter included a $15.4 million charge related to the buyout of the Company’s lease for its former headquarters building in Andover Massachusetts, and a $4.6 million charge related to facility lease obligations from SalesLink’s restructuring of its North America supply chain capacity.

CMGI reported net income of $29.9 million, or $0.07 diluted earnings per share, for the first quarter of fiscal 2004, compared to a net loss of $16.4 million, or ($0.04) diluted loss per share, for the fourth quarter ended July 31, 2003. Net income in the first quarter of fiscal 2004 included net non-operating gains of approximately $42.1 million, of which approximately $40.5 million represents the gain on the sale by AltaVista of approximately 3.2 million shares of Overture Services, Inc. common stock. Net income in the first quarter of fiscal 2004 also included a loss from discontinued operations of $0.5 million, or $0.00 loss per share. Net loss in the fourth quarter of fiscal 2003 included income from discontinued operations of $13.2 million, or $0.03 earnings per share. The income from discontinued operations during the fourth quarter of fiscal 2003 primarily included a $10.5 million benefit related to the reversal of net liabilities of a subsidiary that entered into an assignment for the benefit of creditors in June 2001. The reversal was triggered by the conclusion of the assignment for the benefit of creditors proceedings as they related to CMGI.

Excluding the effects of charges related to depreciation, amortization and restructuring, CMGI reported a non-GAAP operating loss1 from continuing operations of $3.2 million for the first quarter ended October 31, 2003, a 35% improvement versus the non-GAAP operating loss1 from continuing operations of $4.9 million in the fourth quarter ended July 31, 2003. The decrease in non-GAAP operating loss1 from continuing operations in the first quarter was primarily the result of lower operating expenses in the first quarter as compared to the fourth quarter as a result of continued cost reduction efforts.

The Company believes that its non-GAAP measure of operating income/(loss) from continuing operations (“non-GAAP operating income/(loss) 1”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of one-time gains/(losses), non-cash charges, and restructuring activities. Historically, the Company has recorded significant one-time gains/(losses), and impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss)1 to assist in evaluating the Company’s operating performance. These non-GAAP results should be evaluated in light of the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating loss to its GAAP net income/(loss) is included in the consolidated financial statements in this release.

As of October 31, 2003, CMGI had consolidated cash, cash equivalents and marketable securities of $269.7 million, versus consolidated cash, cash equivalents and marketable securities of $276.1 million for the prior quarter. Cash, cash equivalents and marketable securities decreased in the first quarter of fiscal year 2004 primarily due to cash usage from operating activities of continuing operations of approximately $4.6 million. This cash usage for operating activities of continuing operations was significantly better than the comparable cash usage of $43.5 million for the fourth quarter of fiscal year 2003.

George McMillan, President and Chief Executive Officer of CMGI, Inc., said: “The first quarter of fiscal year 2004 results show continued improvement as the company executes on its financial and operational goals. For the quarter, revenue remained relatively stable despite weaknesses in the U.S. supply chain business. At the same time, the performance from continuing operations improved significantly as many of our restructuring costs are behind us. The non-GAAP operating loss from continuing operations improved 35% versus the prior quarter as a result of continued improvements in operating efficiency and productivity. We are excited about our new sales leadership and encouraged as we were awarded six new supply chain management engagements.”

Basis of Presentation

The Company’s results of continuing operations discussed herein exclude the results of operations of the Company’s former operating companies AltaVista and uBid, each of which sold substantially all of their assets, Engage, NaviSite, Yesmail, and Tallan, each of which were divested, and ProvisionSoft, which ceased operations, during the fiscal year ended July 31, 2003. The results of operations of each of these former operating companies have been reported as discontinued operations in accordance with generally accepted accounting principles.

As of October 31, 2003, the Company’s operating businesses included its wholly-owned subsidiary, SalesLink Corporation (“SalesLink”) and SL Supply Chain Services International Corp., a wholly-owned subsidiary of SalesLink, each of which operate within the Company’s eBusiness and Fulfillment segment. The Company also continues to hold investments in various companies through its @Ventures venture capital affiliates.

Conference Call Scheduled for December 8th

CMGI will hold a conference call to discuss its fiscal 2004 first quarter results at 5:00 p.m. Eastern Time on December 8, 2003. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and commerce solutions that help businesses market, sell and distribute their products and services. CMGI offers industry-leading global supply chain management and distribution and fulfillment services. For additional information, see www.cmgi.com.

1The non-GAAP operating results are not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). Non-U.S. GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. This non-GAAP measure is provided to assist readers in evaluating CMGI’s operating performance and each of the items listed (depreciation, amortization of stock-based compensation and restructuring) were excluded because they were considered to be of a non-operational nature. Readers are encouraged to consider this non-GAAP measure in conjunction with CMGI’s U.S. GAAP results. Previously, CMGI referred to this measure as “pro forma operating income/(loss).”

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected outlook for the markets in which CMGI operates and the expected ability of CMGI to preserve and utilize its capital resources to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI may not be able to expand its operations in accordance with its business strategy, CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	October 31, 2003	July 31, 2003	October 31, 2002
Net revenue	$94,888	$97,882	$113,222
Operating expenses:
Cost of revenue	87,410	90,389	104,363
Research and development	—	—	332
Selling	1,197	1,446	2,087
General and administrative	11,637	13,741	22,121
Amortization of stock-based compensation	102	54	55
Restructuring, net	1,686	26,204	165

Total operating expenses	102,032	131,834	129,123

Operating loss	(7,144)	(33,952)	(15,901)
Other income (deductions):
Other gains (losses), net	42,144	4,363	(57,540)
Minority interest	(2,281)	69	65
Equity in income (losses) of affiliates, net	44	163	(515)
Interest income	974	734	1,167
Interest (expense) recovery, net	(396)	(409)	26,887

Total	40,485	4,920	(29,936)

Income (loss) from continuing operations before income taxes	33,341	(29,032)	(45,837)
Income tax expense	2,989	582	856

Income (loss) from continuing operations	30,352	(29,614)	(46,693)
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(491)	13,224	(46,891)
Net income (loss)	$29,861	$(16,390)	$(93,584)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.08	$(0.07)	$(0.12)
Earnings (loss) from discontinued operations	$—	$0.03	$(0.12)

Earnings (loss)	$0.08	$(0.04)	$(0.24)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.07	$(0.07)	$(0.12)
Earnings (loss) from discontinued operations	$—	$0.03	$(0.12)

Earnings (loss)	$0.07	$(0.04)	$(0.24)

Shares used in computing basic earnings (loss) per share	395,735	394,514	392,682

Shares used in computing diluted earnings (loss) per share	402,535	394,514	392,682

CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2003	July 31, 2003	October 31, 2002
Net revenue:
eBusiness and Fulfillment	$94,723	$97,545	$112,859
Enterprise Software and Services	—	—	227
Managed Application Services	165	337	136

	$94,888	$97,882	$113,222

Operating income (loss):
eBusiness and Fulfillment	$812	$(7,036)	$282
Enterprise Software and Services	—	120	(966)
Managed Application Services	161	(904)	136
Portals	—	(436)	—
Other	(8,117)	(25,696)	(15,353)

	$(7,144)	$(33,952)	$(15,901)

Non-GAAP operating income (loss):
eBusiness and Fulfillment	$2,190	$695	$1,741
Enterprise Software and Services	—	50	(911)
Managed Application Services	161	652	136
Portals	—	55	—
Other	(5,506)	(6,333)	(13,854)

	$(3,155)	$(4,881)	$(12,888)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of stock-based compensation and restructuring.

TABLE RECONCILING GAAP OPERATING INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)

GAAP Operating Loss	$(7,144)	$(33,952)	$(15,901)
Adjustments:
Depreciation	2,201	2,813	2,793
Amortization of stock-based compensation	102	54	55
Restructuring, net	1,686	26,204	165

Non-GAAP Operating Loss	$(3,155)	$(4,881)	$(12,888)